STATEMENT OF WORK

This STATEMENT OF WORK (this “SOW”) is entered into as of September 17, 2018, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Franklin Limited Duration Income Trust (the “Company” or “Fund”), pursuant to the Transfer Agency and Registrar Services Agreement (“Agreement”) dated March 25, 2015, by and between “the Parties”.  In the event of a conflict between this SOW and the Agreement, the Agreement shall prevail.  Terms not otherwise defined in this SOW shall have the same meaning as in the Agreement.

1.                  The Company is offering (the “Rights Offering”) to the holders of its common shares of beneficial interest, with no par value (“Common Shares”), on September 21, 2018, (the “Record Date”), the right (“Rights”) to subscribe for Common Shares.  Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on October 18, 2018, or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One Right is being issued for one Common Share held on the Record Date. Three Rights and payment in full of the subscription price of $TBD (the “Subscription Price”)1 is/are required to subscribe for one Common Share.  Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Common Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right, subject to the limitations set out in the Prospectus (as defined below), to subscribe for additional Common Shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privilege”).  The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus Supplement dated September 21, 2018 (together with the Company’s Base Prospectus, the “Prospectus”).

2.                  The Subscription Agent is hereby appointed to effect the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.                  Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

1 The Subscription Price shall be determined based upon a formula equal to 92.5% of the average of the last reported sales price of the Fund’s Common Shares on the NYSE American on the Expiration Date (as defined below) and each of the four preceding trading days (the “Formula Price”).  If, however, the Formula Price is less than 80% of the net asset value per Common Share of the Fund’s Common Shares at the close of trading on the NYSE American on the Expiration Date, then the Subscription Price will be 80% of the Fund’s net asset value per Common Share at the close of trading on the NYSE American on that day.

(a)          a copy of the Prospectus;

(b)         the form of Subscription Certificate (with instructions);

(c)          resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)         notice of guaranteed delivery (“Notice of Guaranteed Delivery”).

4.                  As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Shares of record at the close of business on the Record Date (each, a “Record Date Shareholder”) a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of the Record Date Shareholders and for the number of Rights to which they are entitled.  The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.  Upon request by the Company, the Subscription Agent shall mail or deliver a copy of the Prospectus (i) to each assignee or transferee of Rights upon receiving appropriate documents satisfactory to the Subscription Agent to register the assignment or transfer thereof and (ii) with Remaining Common Shares (as defined below) when such are issued to persons other than the registered holder of the Rights.

5.                  Subscription Procedure.

(a)          Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check or bank draft payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, furnish a list of all such information to the Company.

(b)   As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Common Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Common Shares that can be subscribed for under the Basic Subscription Right.  The Common Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Common Shares”).  Where there are sufficient Remaining Common Shares to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Remaining Common Shares subscribed for. To the extent sufficient Common Shares are not available to fulfill all over-subscription requests, Remaining Common Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Rights issued to them by the Fund.  The allocation process may involve a series of allocations in order to assure that the total number of Common Shares available for over-subscriptions is distributed on a pro rata basis.  If the aggregate number of Common Shares subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Common Shares, the number of Remaining Common Shares allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Common Shares by a fraction of which the numerator is the number of Common Shares held by that participant on the Record Date and the denominator is the total Record Date position of all persons participating in the Additional Subscription Privilege. Any fractional Common Share to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Common Share.

(c)          Upon calculating the number of Common Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)         If, upon calculating the number of Common Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the Remaining Common Shares subscribed for has been delivered, a lesser number of Common Shares is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction.

(e)          Funds received by the Subscription Agent pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by it in a segregated account. Upon refunding subscribers for Remaining Common Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Common Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.                  Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.                  The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Shares it uses in its capacity as transfer agent for the Company’s Common Shares.

8.                  If prior to 5:00 P.M., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for the Common Shares being subscribed for and (ii) a guarantee notice substantially in the form of the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Common Shares being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within two (2) NYSE American trading days (“Trading Days”) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to 5:00 P.M., New York City time, on the Expiration Date, provided that within two (2) Trading Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

9.                  If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company.

10.              The Subscription Agent shall notify the Company by telephone on or before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending two (2) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above.  At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights.  The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

11.              With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Robert Carr	Manager
Raquel Reay	Business Analyst

12.              Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this SOW.

13.              Without limiting Section 6.02 of the Agreement, the Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its negligence, bad faith or willful misconduct.  The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.  This Section shall survive termination of the SOW.

14.              For clarity, Subscription Agent’s indemnification obligations to the Company under Section 6.02 of the Agreement shall apply to Subscription Agent’s provision of Rights Offering services under this SOW.

15.              Any notice or communication by the Subscription Agent or the Company to the other shall be made pursuant to the Agreement, except that a copy of any notice sent to the Subscription Agent shall be sent to American Stock Transfer & Trust Company, LLC, 48 Wall Street, 22nd Floor, New York, NY  10005, Attention: Legal Department, Email: legalteamAST@astfinancial.com. No provision of this SOW may be amended, modified or waived, except in writing signed by all of the parties hereto.  This SOW may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

16.              This SOW shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

17.              The Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this SOW shall not operate as a waiver of any right, power or remedy of the parties party to the Agreement, or constitute a waiver of any provision in the Agreement.

[signature page follows]

            This SOW has been executed by the parties hereto as of the date first written above.

                                                                        Franklin Limited Duration Income Trust

                                                                        By:   ____________________________________

                                                                                 Name:

                                                                                 Title:

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:  __________________________________

        Name:

        Title: